Exhibit 1

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the "Agreement"), is made effective as of the 23'rd day of September, 2002, by and among RHOMBIC CORPORATION, a Nevada corporation (hereinafter referred to as "NUKE"), having its principal address at 11811 North Tatum Blvd, Suite 3031, Phoenix, Arizona 85028, and NEXT ADVISORS, INC., a Delaware corporation (hereinafter referred to as "NAI"), having its principal address at 1731 Technology Drive, Suite 340, San Jose, California 95110 and hereinafter referred to collectively as "THE PARTIES".

                                    RECITALS

WHEREAS, NUKE is desirous of purchasing, in a tax-free exchange, as defined by the United States Internal Revenue Code, all of the issued and outstanding shares of the Common Stock of NAI in exchange for one hundred and twenty million (120,000,000) shares of NUKE'S Common Stock, and;

WHEREAS, In consideration of the terms and conditions of the Binding Letter of Intent by and between NUKE and NAI, executed on August 30, 2002 and subsequently affirmed by the respective boards of directors of both companies, and the subsequent receipt of a draft audit of NAI and a valuation of NAI showing a value for NAI in excess of the value required under the Letter of Intent, in satisfaction of the clauses of that Letter of Intent requiring those items;

NOW, THEREFORE, in consideration of the following mutual promises, payments, exchanges, credits, covenants, restrictions, agreements and other valuable considerations, the receipt and sufficiency of which shall be acknowledged by each party upon execution hereof, the parties, with full intent to be legally bound hereby, agree as follows:

SECTION 1. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

1.01 CLOSING. Subject to the provisions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Next Advisors, Inc. 1731 Technology Drive, Suite 340, San Jose, CA 95110 effective September 23, 2002, or at such other time and date as the parties hereto may mutually agree. Provided, however, that if a condition to Closing shall not have been fulfilled or waived at such time, any party hereto entitled to the benefits of such condition may postpone the Closing by notice to the other parties until such condition or conditions shall have been met or waived, except that in no event shall the Closing occur after September 23, 2002 without the written agreement of all parties hereto.

1.02 EXCHANGE OF CAPITAL STOCK.

     (a) Conversion of Existing Series of NAI Stock. Effective immediately upon Closing, any and all outstanding shares of Series B Common Stock of NAI and all existing shares of NAI preferred stock Series A and B, shall be converted to Series A Common Stock of NAI.

     (b) EXCHANGE OF SERIES A COMMON STOCK OF NAI BY JOHN HARTMAN. At the Closing, in exchange for thirty seven million shares of NUKE Common Stock, John Hartman shall deliver three million five hundred seventy four thousand nine hundred nineteen (3,574,919) shares of Series A Common Stock of NAI representing ownership of thirty-one percent (31%) of the issued and outstanding equity of NAI. The exact number of shares to be delivered are attached and incorporated herein as
          Schedule 1.02 (a) to this Agreement.

     (c) SPECIAL SHAREHOLDERS MEETING OF NUKE. Immediately following the Closing of this transaction, the directors of NUKE shall call a special shareholder's meeting. This meeting shall be held in accordance with all Federal, State and Local securities laws and regulations. The shareholders' shall vote upon the following issues and any other the Board of Directors may choose to put before them. The items voted on, and agreed to, by a majority of the shareholders present and entitled to vote upon them shall become effective upon whatever date that the shareholders specify by their affirmative vote.

          (i) An increase in the authorized shares of the company, such that at a minimum it will allow for an increase sufficient to allow for the issuance of the shares purchased under this agreement, the specific number and classes of which to be determined by the Board of Directors of NUKE prior to the Special Shareholders Meeting.

          (ii) The issuance of 83,000,000 shares of NUKE Common stock in exchange for all of the remaining shares of NAI Series A Common Stock as of the effective date of the vote of the shareholders of NUKE.

     (d) Exchange of Remaining Shares of NAI. Subject to an affirmative vote by a majority of the shareholders present and entitled to vote at the Special Shareholders Meeting as per Section 1.02.c above, and upon the effective date of that vote, the holders of the remaining 69% of all issued and outstanding shares of NAI Series A Common Stock shall exchange those shares for 83,000,000 shares of NUKE Common Stock, such that NUKE shall own one hundred percent (100%) of the issued and outstanding equity of NAI.

     (e) CONVERSION OF NAI WARRANTS. At the Closing, all then outstanding warrants to purchase NAI Stock (the "NAI Warrants") will be converted to one warrant to purchase one share of NUKE'S Common Stock per share per NAI Warrant held of record as of the Closing Date. These warrants shall have an exercise price of $0.10 per share. In accordance with this section, NUKE shall issue 393,267 warrants to purchase 393,267 shares of NUKE Common Stock to the holders of NAI Warrants. These warrants shall expire on December 31, 2002

     (f) CANCELLATION OF NAI OPTIONS. At the Closing, each then outstanding option to purchase shares of NAI Common Stock ("NAI Options") which is unexercised, whether vested or unvested, shall be canceled.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF NAI. NAI represents and warrants to NUKE as follows:

2.01 ORGANIZATION, STANDING AND POWER; QUALIFICATION. NAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of NAI.

2.02 NAI CAPITAL STRUCTURE. The authorized capital stock of NAI as of September 19, 2002 consists of:

     (a) 70,000,000 shares of NAI Series A & B Common Stock, of which 9,439,500 Series A shares are issued and outstanding and 406,000 Series B shares are issued and outstanding and;

     (b)  30,000,000 shares of NAI Preferred Stock, of which:

          (i) 1,000,000 shares are designated as Series A Preferred Stock, of which 873,200 shares are issued and none are outstanding;

          (ii) 6,000,000 shares are designated as Series B Preferred Stock, of which 813,297 shares are issued and outstanding;

          (iii) 393,267 warrants to purchase NAI Series B Preferred Stock and;

          (iv)  2,952,046 options to purchase NAI Series B Preferred Stock.

     (c) Prior to Closing, all of the outstanding shares of all Series B Common and Series A and B Preferred Stock will be converted to Series A Common Stock. All outstanding shares of NAI Common Stock and NAI Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with state and federal securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of NAI or any agreement to which NAI is a party or by which it is bound.

2.03 NO CONFLICTS. Neither the execution and delivery of this Agreement by NAI, the performance by NAI of its obligations hereunder, the execution and delivery by NAI of any agreement required to be entered into pursuant to this Agreement, nor the consummation of the transactions contemplated hereby, will result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) any provision of the Articles of Incorporation or Bylaws of NAI, or (ii) any of the terms, conditions or provisions of any lease, license, franchise, promissory note, contract, agreement, commitment, indenture, mortgage, deed of trust, or other instrument, document or arrangement to which NAI is a party or by which it or any of its respective properties or assets may be bound and which is material to

NAI (a "Material Contract"); (b) the creation or imposition of any Lien on any of the assets or properties of NAI; (c) the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of NAI; (d) a violation or breach of any order, writ, injunction, decree, law, statute or regulation of any court or governmental authority applicable to NAI or any of its respective properties or assets; or (e) the cessation or termination of any other business relationship or arrangement between NAI and any third party the cessation or termination of which would have a Material Adverse Effect.

2.04 NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any person or entity or any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to NAI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.05 LEASES AND RENTAL AGREEMENTS. The only leases or rental agreements to which NAI is or is deemed to be a party are described in Schedule 2.05 which also describes, in general, terms and conditions of such leases or rental agreements.

2.06 FINANCIAL INFORMATION. NAI have furnished, or will furnish within ten days of Closing of this transaction unaudited financial information of NAI and its subsidiaries through the latest reported quarter of NUKE, such as June 30, 2002 or September 30, 2002, sufficient for NUKE auditors to review and attach as an exhibit to a Form 8-K which NUKE will be obligated to file within 15 days of Closing and that within 75 days of Closing audited financial information of NAI will be required to be filed by NUKE as an exhibit to an amendment to the Form 8-K. All the financial information to be furnished by NAI shall be complete, accurate and shall omit no information which would be required to accurately describe results of operations and financial condition of NAI for the last two fiscal years.

2.07 TAXES. Any property, real estate, income, payroll or other taxes which have been assessed against NAI or its assets or subsidiaries have been paid in full through the date of the last required payment, and NAI has disclosed to NUKE all of such taxes applicable.

2.08 INSURANCE. NAI has disclosed to NUKE all insurance coverage covering the business affairs, assets, liabilities or other obligations; completion of the transaction contemplated by this Agreement shall not adversely affect the existence or coverage of such insurance.

2.09 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Each of the material licenses and permits necessary for the operation of NAI'S business is in full force and effect, and there are no pending or, to the knowledge of NAI, threatened claims or proceedings challenging the validity of, or seeking to revoke or discontinue, any of the material licenses and permits. None of the transactions contemplated by this Agreement will affect the validity of or cause the revocation or discontinuation of any of the material licenses and permits.

2.10 LITIGATION. Except as set forth in Schedule 2.06 attached hereto, There is no pending, or, to the best knowledge of NAI any threatened, action, suit, arbitration proceeding, charge, complaint, allegation, investigation, inquiry or other proceeding or claim before any court or governmental or administrative body or agency or other entity against, relating to or affecting NAI or any director, shareholder, officer, agent or employee of NAI in its, his or her capacity as such, or the assets, properties or business of NAI or the transactions contemplated by this Agreement, nor is NAI aware of any facts or circumstances which could reasonably lead to or provide the basis for any such action, suit, arbitration proceeding, investigation or inquiry that, if brought or adversely determined against NAI could reasonably be expected to have a Material Adverse Effect

2.11 DISCLOSURE. None of the representations or warranties of NAI contained in this Agreement or any documents delivered in connection with the transactions contemplated hereby, or in any certificate furnished or to be furnished pursuant hereto, contains any statement of a material fact that was untrue when made or omits to state any material fact necessary to make the statements of fact contained herein or therein not misleading in any material respect.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF NUKE. NUKE hereby represents and warrants to the NAI as follows:

3.01 ORGANIZATION, STANDING AND POWER; QUALIFICATION. NUKE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of NUKE.

3.02 NUKE CAPITAL STRUCTURE.

     (a) The authorized capital stock of NUKE consists of 70,000,000 shares of NUKE Common Stock, $0.01 par value, of which, NUKE may issue up to 20,000,000 shares as Preferred Stock, $0.01 par value in such classes and with such rights as the board of directors may determine. As of September 19, 2002 there were:

          (i) 30,000,000 shares of NUKE Common Stock, issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable;

          (ii) no shares of NUKE Common Stock held in the treasury of NUKE or by Subsidiaries of NUKE;

          (iii) approximately 500,000 shares of NUKE Common Stock, reserved for future issuance pursuant to stock options granted and outstanding, all expiring prior to January 1, 2003, and;

          (iv) as of the date of this Agreement, none of the shares of NUKE Preferred Stock are issued and outstanding.

     (b)  Except as set forth in Section 3.02(a), there are

          (i) no equity securities of any class of NUKE, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and;

          (ii) no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which NUKE is a party or by which it is bound obligating NUKE to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NUKE or obligating NUKE to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement and:

          (iii) to the knowledge of NUKE, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of NUKE.

3.03 NO CONFLICTS. Neither the execution and delivery of this Agreement by NUKE, the performance by NUKE of its obligations hereunder, the execution and delivery by NUKE of any agreement required to be entered into pursuant to this Agreement, nor the consummation of the transactions contemplated hereby, will result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) any provision of the Articles of Incorporation or Bylaws of NUKE, or (ii) any of the terms, conditions or provisions of any lease, license, franchise, promissory note, contract, agreement, commitment, indenture, mortgage, deed of trust, or other instrument, document or arrangement to which NUKE is a party or by which it or any of its respective properties or assets may be bound and which is material to NUKE (a "Material Contract"); (b) the creation or imposition of any Lien on any of the assets or properties of NUKE; (c) the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of NUKE; (d) a violation or breach of any order, writ, injunction, decree, law, statute or regulation of any court or governmental authority applicable to NUKE or any of its respective properties or assets; or
(e) the cessation or termination of any other business relationship or arrangement between NUKE and any third party the cessation or termination of which would have a Material Adverse Effect.

3.04 NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any person or entity or any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to NUKE in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.05 PUBLIC REPORTING ENTITY. NUKE is, and has been since 2000, a public reporting corporation which files annual reports an Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K under the Securities and Exchange Act of 1934, as amended. All such reports have been timely filed through the date hereof. NUKE has delivered or made available its most recent Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002 and the Annual Report on Form 10-KSB for the fiscal year of NUKE ended December 31, 2001. The information in the financial statements, including the capitalization of NUKE, included in such reports is complete, accurate and in compliance with applicable regulations.

3.06 AUTHORIZATION OF SHARES. Nuke is authorized to issue the Shares as described in Section 1. The Shares shall be "restricted securities" as such term is defined in Rule 144 adopted under the Securities Act of 1933, as amended, and may not be sold, conveyed, transferred or hypothecated by any of the shareholders of NAI until and unless the Shares are registered under the Act or the sale or transfer would be exempt from registration requirements of the Act in the reasonable determination of NUKE.

3.07 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Each of the material licenses and permits necessary for the operation of NUKE'S business is in full force and effect, and there are no pending or, to the knowledge of NUKE, threatened claims or proceedings challenging the validity of, or seeking to revoke or discontinue, any of the material licenses and permits. None of the transactions contemplated by this Agreement will affect the validity of or cause the revocation or discontinuation of any of the material licenses and permits.

3.08 LITIGATION. Except as set forth in Schedule 3.06 attached hereto, There is no pending, or, to the best knowledge of NUKE any threatened, action, suit, arbitration proceeding, charge, complaint, allegation, investigation, inquiry or other proceeding or claim before any court or governmental or administrative body or agency or other entity against, relating to or affecting NUKE or any director, shareholder, officer, agent or employee of NUKE in its, his or her capacity as such, or the assets, properties or business of NUKE or the transactions contemplated by this Agreement, nor is NUKE aware of any facts or circumstances which could reasonably lead to or provide the basis for any such action, suit, arbitration proceeding, investigation or inquiry that, if brought or adversely determined against NUKE could reasonably be expected to have a Material Adverse Effect.

3.09 DISCLOSURE. None of the representations or warranties of NUKE contained in this Agreement or any documents delivered in connection with the transactions contemplated hereby, or in any certificate furnished or to be furnished pursuant hereto, contains any statement of a material fact that was untrue when made or omits to state any material fact necessary to make the statements of fact contained herein or therein not misleading in any material respect.

SECTION 4. OBLIGATIONS PENDING AND FOLLOWING THE CLOSING.

4.01 BOARD MEETING OF NAI. Immediately upon the execution of this agreement, the Directors of NAI shall immediately meet and convene a Special Directors' Meeting, waiving any and all defects in notice therefore, for the purpose of taking any and all director actions necessary to implement this agreement.

4.02 BOARD MEETING OF NUKE. Immediately upon the execution of this agreement, the Directors of NUKE shall immediately call for, schedule and convene a Special Directors' Meeting, for the purpose of taking any and all director actions necessary to implement this agreement. This Special meeting may be taken by written consent should all of the Directors of NUKE reply in writing to a Special Waiver and Notice of Consent as delivered by the Secretary or CEO of NUKE to all of the Directors of NUKE. At the Special Directors' Meeting, NAI shall have the right to nominate up to four (4) individuals to the Board of NAI. The individuals so named will be installed as Directors of NUKE at this time and shall serve in that capacity until such time as the shareholders may elect a new Board of Directors.

4.03 DELIVERY OF SHARES AND RESTRICTIVE LEGEND. Following closing and in accordance with the terms of Section 1 above, the Transfer Agent will deliver the Shares specified in this agreement. All of the shares issued under this transaction shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF. SECTION 5. CONDITIONS TO NAI'S OBLIGATIONS. The obligations of NAI to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

5.01 AFFIRMATIVE VOTE OF THE BOARD OF DIRECTORS OF NAI. This agreement is subject to the affirmative vote of the majority of the Board of Directors of NAI at a duly scheduled and convened meeting of the Board of Directors of NAI either in person, telephonically or by written consent, except that a vote by written consent must be signed by all of the directors of NAI.

5.02 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of NAI and the Shareholders contained herein shall be true and correct as of the date when made and shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

5.03 DUE DILIGENCE. NUKE, its officers, board of directors as a group, employees, accountants, attorneys, representatives, advisors and/or agents shall have completed to their satisfaction, a due diligence review, prior to closing, of NAI business and financial condition.

5.04 PERFORMANCE. NAI and each of the Shareholders shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and all actions which the Shareholders have been required to cause to be taken by NAI at or prior to the Closing, as provided in this Agreement, shall have been taken by them in accordance with the terms of this Agreement.

SECTION 6. CONDITIONS TO NUKE'S OBLIGATIONS. The obligations of NUKE to consummate the transaction contemplated herein shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

6.01 AFFIRMATIVE VOTE OF THE BOARD OF DIRECTORS OF NUKE. This agreement is subject to the affirmative vote of the majority of the Board of Directors of

NUKE at a duly scheduled and convened meeting of the Board of Directors of NUKE either in person, telephonically or by written consent, except that a vote by written consent must be signed by all of the directors of NUKE.

6.02 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of NUKE contained herein shall be true and correct as of the date when made and shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing.

6.03 DUE DILIGENCE. NAI its officers, board of directors as a group, employees, accountants, attorneys, representatives, advisors and/or agents shall have completed to their satisfaction, a due diligence review, prior to closing, of NUKE business and financial condition.

6.04 PERFORMANCE. NUKE shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed by or complied with on or prior to the Closing Date.

SECTION 7. INDEMNIFICATION AND DAMAGES.

7.01 INDEMNIFICATION. For a period of twelve (12) months following the Closing Date, THE PARTIES and its directors, officers, shareholders, employees, agents and successors and assigns shall indemnify, hold harmless and defend the each other from and against any and all "Damages" (as hereinafter defined) that arise from or are in connection with:

     (a) Any material breach of, or inaccuracy in, any of the representations or warranties of THE PARTIES contained in this Agreement or any certificates delivered hereunder;

     (b) Any material breach or default by THE PARTIES of its covenants, agreements or obligations contained in this Agreement;

     (c) Any claim, lawsuit, action or other proceeding that (i) is pending against THE PARTIES on the Closing Date, or (ii) is brought against THE PARTIES as a result of or arising from any acts or omissions of THE PARTIES that have occurred on or before the Closing Date;

7.02 DAMAGES. "Damages," as used in this Section 9, shall mean: (i) demands, claims, actions, suits, investigations and legal or other proceedings brought against any indemnified party or parties, and any judgments or assessments, fines or penalties rendered therein or any settlements thereof, and (ii) all liabilities, damages, losses, taxes, assessments, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred by any indemnified party or parties, to the extent not reimbursed or paid for by insurance, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

SECTION 8. TERMINATION AND AMENDMENT.

8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party:

     (a) by mutual written consent duly authorized by the Board of Directors of NUKE and NAI;

     (b) by NAI, if there has been a material breach of any representation, warranty, covenant or agreement on the part of NUKE, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from NAI;

     (c) by NUKE, if there has been a material breach of any representation, warranty, covenant or agreement on the part of NAI, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from NUKE; or

8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of NUKE, NAI or their respective officers, directors, shareholders or Affiliates, except Sections 8 and 9 shall survive such termination.

8.03 AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.04 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

SECTION 9. MISCELLANEOUS.

9.01 Any notice, receipt, offer or other communication required or permitted hereunder shall be sufficiently given if delivered in person, or sent by telex, facsimile transmission or registered or certified United States Mail (postage prepaid, return receipt requested) addressed to NAI at its principal office located at 1731 Technology Dr., Suite 340, San Jose, CA 95110, or addressed to NUKE at 1731 Technology Drive, Suite 340, San Jose, CA 95110, and such notice, receipt, offer or other communication shall be deemed to have been given as of the date so delivered, sent by telex, transmittal by facsimile, or mailed.

9.02 All section numbers and/or headings used herein are intended for convenience of reference, and do not mean nor should they be construed to imply a degree of relative importance between and among the sections hereof, each of which is equally as important as any other, nor should such numbers or headings affect the interpretation or enforcement of this Agreement in any way.

9.03 In the event that any provision hereof shall be determined to be invalid, void, unenforceable or illegal as a matter of law by a court of competent jurisdiction, the such provision(s) shall be deemed severed here from and treated as if never a part hereof, with all remaining sections to continue in full force and effect. Any and all male or female pronouns, and the use of the singular or plural form of any word shall be read as if correctly used in the event of any particular circumstance.

9.04 This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law rules if any.

9.05 In the event of any dispute or claim relating to or arising out of this Agreement, and Acquisition, NAI and NUKE (i) each agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Washoe County, Nevada, and (ii) each waives its rights to have such disputes tried by a court or jury. However, NAI and NUKE agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of either party's trade secrets, proprietary information, other proprietary rights or property.

9.06 No rules of construction are intended by the parties hereto, nor shall be employed in the interpretation hereof. For all purposes, all parties hereto shall be deemed joint authors hereof.

9.07 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.08 Any party to this Agreement may waive any right it may have hereunder or any breach or default hereunder by any other party hereto; provided that no such waiver will be effective against the waiving party unless it is in writing and specifically refers to this Agreement. No waiver will be deemed to be a waiver of any subsequent or other right, breach or default of the same or similar nature.

9.09 This Agreement, including schedules and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein. This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties hereto.

9.10 No Shareholder may assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of NUKE. Prior to the Closing, NUKE may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the Shareholder Representative.

9.11 This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties; their heirs, executors, personal representative, successors and assigns, and NAI, its successors and assigns. Each party hereto, his personal representatives and the fiduciary of the estate of any deceased Party hereto, should the event occur prior to the closing of this Agreement shall do all acts and will execute, acknowledge and deliver all instruments necessary and/or property to make this Agreement effective

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year, and place, first above written.

Rhombic Corporation.
a Nevada corporation


/s/ Albert Golusin
------------------------------------           Date September 23, 2002
Albert Golusin                                      ----------------------
Chief Financial Officer and Director


NEXT Advisors, Inc.
a Delaware corporation


/s/ John E. Hartman
------------------------------------           Date September 23, 2002
John E. Hartman                                     ----------------------
President/CEO

                                 SCHEDULE 1.02A
                        SHARES REPRESENTING 31% OWNERSHIP


Three Million Five Hundred Seventy Four Thousand Nine Hundred Nineteen (3,574,919) Shares.

                                  SCHEDULE 2.05
                          LEASES AND RENTAL AGREEMENTS

The Company has three leases currently in effect

     1) The Company leases approximately 5,838 square feet for Equity Office Properties at 1731 Technology Drive, Suite 340 San Jose CA 95110. The lease is from November 1, 1999 to October 31, 2004 at $3.05 per square foot per month, full service.

     2) The Company leases its phone system from Wells Fargo leasing for $1,046.16 per month. The lease terminates January 22, 2004 and has a buy out of $1.00.

     3) The Company leases certain furniture and fixtures from Financial Pacific Leasing for $664.86 per month. The lease terminates December 15, 2003 and has a buy out of $1.00.

Management intends to buy out leases 2 and 3 at a discount prior to their termination dates.

                                  SCHEDULE 2.06
              PENDING LITIGATION BY OR AGAINST NEXT ADVISORS, INC.

NAI has one suit pending in the amount of Fifteen Thousand Dollars ($15,000) with a previous unconverted note holder of the Company.

                                  SCHEDULE 3.06
              PENDING LITIGATION BY OR AGAINST RHOMBIC CORPORATION


None.

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